 Exhibit 99.1

Rosetta Resources Inc. Announces 2014 Third Quarter Financial and Operational Results and 2015 Plans

•	Increased total daily production to 73.5 MBoe/d, up 44 percent versus 2013 and 20 percent quarter-over-quarter

•	Increased Permian daily production to 8.2 MBoe/d, up 82 percent quarter-over-quarter

•	Successfully completed seven Delaware Basin horizontal wells

•	Announces 2014 fourth quarter capital, volume and expense guidance

•	2014 full-year capital guidance remains unchanged

•	2014 full-year production expected to be at the high end of prior guidance; updated range to 65 – 66 MBoe/d

•	Announces 2015 preliminary capital and production plans

HOUSTON, November 3, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported third quarter 2014 net income of $78.4 million, or $1.27 per diluted share, versus net income of $41.0 million, or $0.67 per diluted share, for the same period in 2013.  Adjusted net income (non-GAAP) for the quarter was $33.4 million, or $0.54 per diluted share, versus adjusted net income of $61.7 million, or $1.01 per diluted share in 2013.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“Rosetta’s third quarter production reached the highest level in our history and reflects another quarter of positive growth and favorable execution of our strategic plans in our core basins. The execution of our Delaware Basin horizontal delineation program is consistently delivering very competitive wells across our Reeves County core area. In addition, our Eagle Ford assets continue to generate strong returns even in a low commodity price world,” said Jim Craddock, Rosetta's Chairman, CEO and President.  “Rosetta’s balanced commodity mix, portfolio of higher return projects, and active hedging strategy along with our balance sheet focus, provide the flexibility needed to adapt and compete in our cyclical industry. We are well-positioned to prudently execute our strategy and advance our operations in a potentially challenging future price environment.”

2014 Third Quarter Results

Production for the quarter averaged a record 73.5 thousand barrels of oil equivalent per day (“MBoe/d”), an increase of 44 percent from the same period in 2013 and 20 percent from the prior quarter. The increases were due to production growth from successful Wolfcamp delineation in the Permian Basin and continued development of the Company’s Eagle Ford assets. All-time record highs were also achieved in oil, natural gas and natural gas liquids (“NGLs”) volumes.  Oil production in the third quarter averaged 21.2 thousand barrels per day (“MBbls/d”), an increase of 39 percent from third quarter 2013.  Natural gas liquids daily production increased by 45 percent to 26.0 MBbls/d compared to the prior year third quarter.

Revenues for the third quarter of 2014 were $365.6 million compared to $194.6 million for the same period in 2013.  Third quarter revenues excluding unrealized derivatives were $288.9 million in 2014 and $226.6 million in 2013.  A summary of the Company’s quarterly production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

Total per-unit cash production costs, including direct lease operating expense (“LOE”), workovers, insurance, treating and transportation and taxes other than income, were $9.44 per barrel of oil equivalent (“BOE”) in the third quarter, a $0.56 per BOE decrease compared to the prior quarter.  Increased Permian activity led to increases in per-unit direct LOE and treating and transportation, which were more than offset by lower per-unit workover expense.  A summary of the Rosetta’s third quarter and year-to-date operating costs on a per-unit basis is included in the attached “Summary of Operating Data” table.

Operational Update

In the third quarter of 2014, Rosetta made capital investments of approximately $275 million, excluding acquisitions.  The Company drilled a total of 36 gross operated wells, completed 32 gross wells and 37 wells were placed on production. Third quarter capital spending included approximately $15.6 million for central facilities projects.  Total capital cost incurred through the first nine months of 2014 totaled $1,029 million, excluding acquisitions.

SOUTH TEXAS – EAGLE FORD

Daily production from the Eagle Ford was 65.2 MBoe/d in the third quarter, an increase of 34 percent from the prior year and 15 percent versus the prior quarter.  Rosetta operated four rigs in the Eagle Ford area during the third quarter.  Capital spending included $141.0 million for drilling and completion activity in the Eagle Ford shale.  During the quarter, 24 wells were drilled, 23 wells completed and 27 were brought online.  The majority of the Eagle Ford completions were at Gates Ranch where 17 wells were completed in the third row development.

Since beginning operations in the Eagle Ford area, Rosetta has completed 295 gross horizontal wells through September 30, 2014. During the fourth quarter of 2014, the Company expects to complete four to seven Eagle Ford wells and operate three rigs in the play, including two rigs in the Gates Ranch area.

Rosetta continues to monitor the performance of the Upper Eagle Ford pilots on the L&E lease and the eastern side of Gates Ranch.  Based on results to date, the Company plans to expand the testing of the Upper Eagle Ford into additional areas where the overall reservoir is thickest at Gates Ranch and Briscoe Ranch.  The first Briscoe Ranch Upper Eagle Ford test will be drilled in the fourth quarter. The Upper Eagle Ford program, if successful, would add approximately 282 net locations to Rosetta’s inventory at northern Gates Ranch, Briscoe Ranch and L&E.

PERMIAN BASIN

Permian production averaged 8.2 MBoe/d in the third quarter, an increase of 82 percent from the prior quarter.  The Company operated five rigs in the Delaware Basin area during the third quarter.  Capital spending included $100.9 million for drilling and completion activity in Reeves County.  During the quarter, 12 gross operated wells were drilled including nine horizontal and three vertical wells. A total of nine gross operated wells were completed, seven of which were horizontal wells.

During the third quarter, Rosetta completed seven operated horizontal wells in Reeves County, as detailed in the table below:

Well Name	Rosetta WI, %	Bench /Lateral	# Frac Stages	Gross 7-Day IP Boe/d	Oil %
City of Pecos 13 #3H	100	WC A / 4300’	17	1,053	77
Tall Texan St 36 #4H	100	WC A / 3600’	13	1,608	74
Sheriff Woody 10 #1H	95	WC A / 3600’	14	1,669	73
Monroe 39 A #4H	92	WC A / 4600’	18	1,474	80
Dynamite Dan 37 #1H	86	WC A / 4100’	16	1,302	73
Deacon Jim 6 #1H	100	WC A / 4200’	18	693	53
*Johnny Ringo St 9 #2H	66	3rd BS/ 3900’	13	1,409	72
*Preliminary rate 1,251 MBoe/d disclosed Aug 4th.

In more recent October activity, Rosetta successfully completed the Intrepid 27-38 #2H horizontal well, with 27 frac stages across an effective 7,000-foot lateral length in the Wolfcamp ‘A’ zone.  The well was brought on-line on October 22nd and is currently flowing back.  Rosetta has a 100 percent working interest in the Intrepid well, the Company’s longest lateral drilled and completed since initiating Permian Basin operations.  Also, the Company has two additional Wolfcamp ‘A’ horizontal completions in various stages of flowback including Rosetta’s farthest west delineation location completed to date.

During the fourth quarter of 2014, the Company plans to operate four rigs in the play, all dedicated to horizontal drilling.

Financing and Derivatives Update

As of September 30, 2014, the Company had $110 million of borrowings outstanding with $690 million available for borrowing under the Senior Revolving Credit Facility (“Credit Facility”).  On September 30, 2014, the Company’s semi-annual borrowing base redetermination was completed. The Company’s borrowing base and committed amounts under the Credit Facility were reconfirmed by the lenders at $950 million and $800 million, respectively.  On October 31, 2014, Rosetta had $140 million in net borrowings outstanding with $660 million available for borrowing under the Credit Facility.

The attached “Derivatives Summary” table details the Company’s overall commodity derivatives position as of October 31, 2014.

2014 Outlook

Rosetta’s 2014 capital guidance remains unchanged at $1.2 billion, excluding acquisition capital.  Fourth quarter capital spending is projected to be approximately $170 million.  The estimated production guidance range for the fourth quarter is 72 – 74 MBoe/d.  The Company expects to deliver annual production at the high end of the previously disclosed 2014 annual production guidance range of 63 – 66 MBoe/d. The Company is effectively narrowing the production guidance range to 65 – 66 MBoe/d, or approximately 32 percent year-over-year production growth.

In total, on a per-unit basis Rosetta’s projected range of fourth quarter 2014 expenses is lower compared to the third quarter actuals primarily due to lower estimates for workover expense and DD&A expense.  A summary of the Company's production and cost per-unit expense guidance ranges for fourth quarter of 2014 is outlined in the attached "Summary of Guidance" table.

2015 Preview

Rosetta’s Board-approved 2015 budget will be released in early December.  Given the current commodity price environment, the Company is providing a preliminary look ahead to 2015.  Operational plans for 2015 include an increase in activity in the Permian running four to six horizontal rigs in the Delaware Basin, primarily allocated to upper Wolfcamp activity. The Company also plans to operate two to three rigs in South Texas to continue Lower Eagle Ford development focused on higher return areas and Upper Eagle Ford activities.  The Company estimates 2015 capital spending to be approximately $950 million, excluding acquisitions.  This level of capital spending is about 20 percent lower than 2014 projected capital and will deliver 2015 annual production ranging from 77 – 83 MBoe/d, which equates to more than 20 percent year-over-year production growth at the midpoint.

Jim Craddock continued, “Our preliminary plans for 2015 include a lower capital spending level that preserves the strength of our balance sheet, supports continued delineation activity in the Delaware Basin and expansion of the Upper Eagle Ford testing program and delivers more than 20 percent annual production growth. We will continue to evaluate our 2015 plans in light of the current volatile commodity price environment and will adjust the Company's 2015 plans as conditions dictate.”

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns positions in the Eagle Ford area in South Texas and in the Permian Basin in West Texas.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and forecasts will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; cyber-attacks; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of not being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,627	$193,784
Accounts receivable	154,268	122,677
Derivative instruments	14,249	4,307
Prepaid expenses	9,050	9,860
Deferred income taxes	1,524	27,976
Other current assets	5,032	1,284
Total current assets	207,750	359,888
Oil and natural gas properties using the full cost method of accounting:
Proved properties	5,172,365	3,951,397
Unproved/unevaluated properties, not subject to amortization	535,041	755,438
Gathering systems and compressor stations	278,045	168,730
Other fixed assets	29,794	26,362
	6,015,245	4,901,927
Accumulated depreciation, depletion and amortization, including impairment	(2,313,109)	(2,020,879)
Total property and equipment, net	3,702,136	2,881,048
Other assets:
Debt issuance costs	26,756	25,602
Derivative instruments	8,347	5,458
Other long-term assets	281	4,622
Total other assets	35,384	35,682
Total assets	$3,945,270	$3,276,618
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$236,058	$190,950
Royalties and other payables	114,164	78,264
Derivative instruments	—	4,913
Total current liabilities	350,222	274,127
Long-term liabilities:
Derivative instruments	966	433
Long-term debt	1,910,000	1,500,000
Deferred income taxes	179,833	136,407
Other long-term liabilities	19,705	17,317
Total liabilities	2,460,726	1,928,284

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2014 or 2013	—	—
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 62,272,702 shares and 62,032,162 shares at September 30, 2014 and December 31, 2013, respectively	62	61
Additional paid-in capital	1,193,492	1,182,672
Treasury stock, at cost; 785,185 shares and 724,755 shares at September 30, 2014 and December 31, 2013, respectively	(27,308)	(24,592)
Accumulated other comprehensive loss	(98)	(108)
Retained earnings	318,396	190,301
Total stockholders' equity	1,484,544	1,348,334
Total liabilities and stockholders' equity	$3,945,270	$3,276,618

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Oil sales	$168,016	$140,172	$462,396	$353,119
NGL sales	66,003	50,857	176,740	144,236
Natural gas sales	54,359	34,136	157,878	108,369
Derivative instruments	77,215	(30,597)	4,035	3,484
Total revenues	365,593	194,568	801,049	609,208
Operating costs and expenses:
Lease operating expense	26,952	15,854	71,537	35,982
Treating and transportation	23,638	18,807	62,933	52,414
Taxes, other than income	13,191	7,896	35,656	24,286
Depreciation, depletion and amortization	128,255	60,915	293,670	153,382
Reserve for commercial disputes	5,800	—	5,800	—
General and administrative costs	23,438	18,790	64,643	52,830
Total operating costs and expenses	221,274	122,262	534,239	318,894
Operating income	144,319	72,306	266,810	290,314
Other expense (income):
Interest expense, net of interest capitalized	21,011	6,907	53,628	26,009
Interest income	(1)	—	(14)	—
Other expense	(116)	620	12,531	1,061
Total other expense	20,894	7,527	66,145	27,070
Income before provision for income taxes	123,425	64,779	200,665	263,244
Income tax expense	45,017	23,754	72,570	93,387
Net income	$78,408	$41,025	$128,095	$169,857
Earnings per share:
Basic	$1.28	$0.67	$2.08	$2.95
Diluted	$1.27	$0.67	$2.08	$2.93
Weighted average shares outstanding:
Basic	61,484	61,152	61,439	57,656
Diluted	61,675	61,364	61,636	57,924

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$128,095	$169,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	293,670	153,382
Deferred income taxes	69,914	89,358
Amortization of deferred loan fees recorded as interest expense	2,866	7,674
Loss on debt extinguishment	3,101	—
Stock-based compensation expense	9,821	8,293
(Gain) loss due to change in fair value of derivative instruments	(17,211)	3,280
Change in operating assets and liabilities:
Accounts receivable	(31,592)	(11,230)
Prepaid expenses	2,053	(652)
Other current assets	(3,749)	171
Long-term assets	90	(105)
Accounts payable and accrued liabilities	17,848	32,347
Royalties and other payables	35,899	19,201
Other long-term liabilities	(14)	4,189
Excess tax benefit from share-based awards	—	(6,342)
Net cash provided by operating activities	510,791	469,423
Cash flows from investing activities:
Acquisitions of oil and gas assets	(79,600)	(952,703)
Additions to oil and gas assets	(1,000,816)	(568,140)
Disposals of oil and gas assets	8	(1,402)
Net cash used in investing activities	(1,080,408)	(1,522,245)
Cash flows from financing activities:
Borrowings on Credit Facility	795,000	580,000
Payments on Credit Facility	(685,000)	(515,000)
Issuance of Senior Notes	500,000	700,000
Retirement of Senior Notes	(200,000)	—
Proceeds from issuance of common stock	—	329,008
Deferred loan fees	(8,364)	(18,102)
Proceeds from stock options exercised	375	4,582
Purchases of treasury stock	(2,716)	(6,838)
Excess tax benefit from share-based awards	165	6,342
Net cash provided by financing activities	399,460	1,079,992
Net (decrease) increase in cash	(170,157)	27,170
Cash and cash equivalents, beginning of period	193,784	36,786
Cash and cash equivalents, end of period	$23,627	$63,956
Supplemental disclosures:
Capital expenditures included in Accounts payable and accrued liabilities	$145,956	$126,780

 Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change Increase/ (Decrease)	2014	2013	% Change Increase/ (Decrease)

Daily production by area (MBoe/d):
Eagle Ford	65.2	48.5	34%	57.4	47.5	21%
Permian	8.2	2.2	273%	5.7	1.3	338%
Other	0.1	0.2	(50%)	0.1	0.1	0%
Total (MBoe/d)	73.5	50.9	44%	63.2	48.9	29%

Daily production:
Oil (MBbls/d)	21.2	15.2	39%	18.8	13.3	41%
NGLs (MBbls/d)	26.0	17.9	45%	21.9	17.6	24%
Natural Gas (MMcf/d)	158.2	107.0	48%	134.5	108.7	24%
Total (MBoe/d)	73.5	50.9	44%	63.2	48.9	29%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$86.25	$100.41	(14%)	$90.08	$97.49	(8%)
Oil, including realized derivatives ($/Bbl)	85.09	98.14	(13%)	88.02	95.72	(8%)
NGL, excluding derivatives ($/Bbl)	27.63	30.82	(10%)	29.51	30.09	(2%)
NGL, including realized derivatives ($/Bbl)	28.72	32.60	(12%)	29.62	32.19	(8%)
Natural gas, excluding derivatives ($/Mcf)	3.74	3.47	8%	4.30	3.65	18%
Natural gas, including realized derivatives ($/Mcf)	3.74	3.64	3%	4.21	3.76	12%
Total (excluding realized derivatives) ($/Boe)	$42.64	$48.05	(11%)	$46.22	$45.34	2%
Total (including realized derivatives) ($/Boe)	$42.71	$48.36	(12%)	$45.46	$45.84	(1%)

Average costs (per Boe):
Direct LOE	$2.95	$2.84	4%	$2.93	$2.45	20%
Workovers	1.00	0.46	117%	1.17	0.19	516%
Insurance	0.04	0.09	(56%)	0.05	0.06	(17%)
Treating and transportation	3.50	4.01	(13%)	3.65	3.92	(7%)
Taxes, other than income	1.95	1.69	15%	2.07	1.82	14%
DD&A	18.96	13.00	46%	17.03	11.48	48%
G&A, excluding stock-based compensation	3.11	3.28	(5%)	3.18	3.33	(5%)
Interest expense	3.11	1.47	112%	3.11	1.95	59%

Rosetta Resources Inc.
Derivatives Summary
Status as of October 31, 2014

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2014	Swap	6,000	93.13
Crude oil	2015	Swap	12,000	89.81
Crude oil	2016	Swap	6,000	90.28

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2014	Swap	10,000	37.10	(Includes Ethane)
NGLs	2015	Swap	7,000	31.90	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2014	Costless Collar	50,000	3.60	4.94
Natural gas	2015	Costless Collar	50,000	3.60	5.04
Natural gas	2016	Costless Collar	40,000	3.50	5.58

Natural gas	2014	Swap	30,000	4.07
Natural gas	2015	Swap	50,000	4.13
Natural gas	2016	Swap	30,000	4.04

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three months and nine months ended September 30, 2014 and September 30, 2013.  Adjusted net income eliminates the unrealized derivative activity from our results for both periods, the loss on debt extinguishment for the nine month period ended September 30, 2014, the transaction and financing costs associated with the Company’s Permian Acquisition for both periods, and the reserve for commercial dispute for the periods ended September 30, 2014, along with the related tax effects for all periods.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace net income (GAAP) but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (GAAP)	$78,408	$41,025	$128,095	$169,857
Unrealized derivative loss (gain)	(76,740)	32,070	(17,211)	3,280
Permian Acquisition - transaction and financing costs	550	267	550	7,833
Loss on debt extinguishment	-	-	12,629	-
Reserve for commercial dispute	5,800	-	5,800	-
Tax benefit (expense)	25,404	(11,648)	(638)	(4,003)
Adjusted net income (Non-GAAP)	$33,422	$61,714	$129,225	$176,967

Net income per share (GAAP)
Basic	$1.28	$0.67	$2.08	$2.95
Diluted	1.27	0.67	2.08	2.93

Adjusted net income per share (Non-GAAP)
Basic	$0.54	$1.01	$2.10	$3.07
Diluted	0.54	1.01	2.10	3.06

Rosetta Resources Inc.
Summary of Guidance

	2014 Fourth Quarter

MBoe/d
Average Daily Production	72	-	74

$/BOE
Direct Lease Operating Expense	$3.00	-	$3.10
Workover Expenses	0.24	-	0.25
Insurance	0.04	-	0.04
Treating and Transportation	3.75	-	3.85
Taxes, other than income	1.70	-	1.90
DD&A	17.90	-	18.40
G&A, excluding Stock-Based Compensation	3.20	-	3.30
Interest Expense	3.10	-	3.20